Exhibit 10.11

LETTER OF INTENT

KingThomason Group, Inc.
To
Acquire Hardwired Interactive

07/08/08

This Letter of Intent is intended to serve as an outline of the basic terms upon which KingThomason Group Inc., (“KGTH”) a Nevada corporation publicly traded on the Pink Sheets market will purchase, through a wholly owned subsidiary, 100% of the issued and outstanding shares of Hard Wired Interactive, Inc., (“HWI”) through a merger transaction (the “Merger”).  The terms and conditions set forth herein are based on preliminary and limited information provided by the parties and is subject to change pending the completion of the due diligence process, the approval of the Board of Directors and shareholders of both companies and the execution of definitive agreements.

Structure of Acquisition

Reverse Merger:  Tax-free reorganization under Internal Revenue Code ss. 368(a)(1)(A) by means of the merger of Hard Wired Interactive into a company wholly owned by KGTH (“Merger Sub”).  The transaction between Hard Wired Interactive and KGTH shall sometimes be referred to hereafter as the “Merger.”

Surviving Entity:  Hard Wired Interactive would be the surviving company of the merger with and into the Merger Sub and would be maintained as a separate wholly-owned subsidiary of KGTH.  KGTH would have no other business other than the business of Hard Wired Interactive.  KGTH’s name would be changed to “Hard Wired Interactive, Inc.” if available.

Consideration:  KGTH will exchange 100% of the common shares of Hard Wired Interactive for 94% of the total issued and outstanding of KGTH upon closing.  The total amount of issued an outstanding shares of both KGTH and HWI are subject to adjustments, splits, reverse prior to the closing of definitive merger agreement.  Further consideration of 1% of the total issued and outstanding of the companies’ common stock will be awarded to Tim King in consideration for the costs incurred directly by Tim King by KGTH.

Documentation and Process

Closing in Escrow:  Within 15 days of this Letter of Intent, the Company, the Merger Sub and Hard Wired Interactive shall negotiate and execute a definitive merger agreement and related documents and certificates (the “Merger Documents”), which shall provide, as a condition of closing of the Merger.

If deemed necessary by the parties hereto, the parties shall prepare, as soon as reasonably possible, a Confidential Private Placement (“CPP”) disclosure document (presenting the Company as if the Merger had already taken place and disclosing the merger and escrow agreements) to allow the Company and its placement agents to commence and timely close the Financing.  However, the CPP delivery date may be extended upon the mutual agreement in writing of the parties hereto.

Terms and Provisions

The Merger Documents shall include normal provisions including, without limitation, representations, warranties, covenants, agreements and remedies as are appropriate to preserve and protect the economic benefits intended to be conveyed to and from the Company, Merger Sub, Hard Wired Interactive and the Investors pursuant hereto.

Rights:  Until such time that a definitive merger agreement is entered into by both parties; both KGTH and Hard Wired Interactive have the right to terminate this Letter of Intent at any time with or without cause.

Audit:  Each party shall cooperate and commence an audit as soon as possible and otherwise take such action as may be necessary to allow the parties to file the required disclosures with the Securities and Exchange Commission as soon as possible after the Closing.

Audit and Legal Fees:  Hard Wired Interactive will cover the costs of legal and accounting fees; additionally, Hard Wired Interactive will cover all costs necessary with the filing of all Securities and Exchange documents from 2006 to 2007.  If necessary;  both parties may elect to seek funds necessary to cover the costs of the audit, legal and compliance related issues under a private placement debt instrument.  By mutual agreement, the officers, directors or affiliates of Hard Wired Interactive may choose to act as the source of such funds.  Such debt instrument shall be secured by KGTH’s common stock mutually agreed.

Access:  In order to facilitate the transaction, KGTH will provide written approval to a designated Advisor of Hard Wired Interactive, Inc. to obtain the necessary information at its expense, such information shall included but not be limited to transfer agent records, accountants records, work papers and letter of opinion, vendor information, NOBO listing information and DTC records.

Officers and Directors:  Immediately upon the signing of this letter of intent, KGTH will elect a designated party to act as Advisor to facilitate the transaction; additionally, upon the execution of the definitive merger agreement all current officers and directors of KGTH will resign by election and replacement of the then current Hard Wired Interactive Board of Directors.

Conditions:  Each party will be required to furnish to the other party copies of all corporate materials and or records upon request.  Where records are not readily available, Hard Wired Interactive may opt to incur such expense to obtain records as necessary to complete its due diligence.

Disclosure of Letter of Intent:  Immediately upon execution of this letter of intent, by mutual agreement, both parties may distribute a mutually agreed press release to the public at the expense of Hard Wired Interactive.  Copies of this letter intent may not be distributed without the prior written consent of the other party.

Applicable Law:  This Letter of Intent shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

KingThomason Group, Inc.

By:	/s/ Tim King	Date: July 8th, 2008
Name:	Tim King
Title:	President and Chief Executive Officer

HARDWIRED INTERACTIVE, INC.

By:	/s/ Mark T. Wood	Date: July 8th, 2008
Name:	Mark T. Wood
Title:	Chief Executive Officer